Exhibit 99.1

                     [NATIONAL INDEMNITY COMPANY LETTERHEAD]

November 1, 2002

Mr. Michael Watson
Trenwick Managing Agents Limited
No. 2 Minster Court
Mincing Lane
London EC3R 7FL
England

Re:   Agreement between National Indemnity Company and
      Trenwick Managing Agents Limited ("Trenwick")

Dear Mr. Watson:

This will confirm the terms that we have agreed today. In consideration of Trenwick's immediate payment to National Indemnity Company in the amount of (pound)3,000,000 (British pounds sterling three million), National Indemnity Company shall extend to Trenwick the option to have National Indemnity Company increase its share of the capacity of Trenwick's syndicates at Lloyds up to an aggregate of (pound)100 million (British pounds sterling one hundred million) in respect of aviation business only and in respect of Trenwick's 2003 Lloyd's year of account business only. The capacity shall be provided in a structure and format to be mutually agreed by the parties and at terms no less favorable to Trenwick than the original terms of the existing 2002 year of account Limited Liability Quota Share and Qualifying Quota Share reinsurance agreements with National Indemnity Company. In addition, National Indemnity Company will, at Trenwick's option, provide a Qualifying Quota Share of up to (pound)30 million in respect of aviation business only and in respect of Trenwick's 2003 Lloyd's year of account business. The option fee shall be effected by adjusting the terms of the existing 2002 Qualifying Quota Share agreement between Syndicate 839 and National Indemnity Company, payable by November 6, 2002, and shall be non-refundable upon receipt.

In order to exercise this option, Trenwick must notify National Indemnity Company of its acceptance in writing on or before December 21, 2002. The option shall automatically expire if National Indemnity Company has not received written notice by that date.

Any press release, public statement or similar advertisement of this arrangement by Trenwick that refers to or suggests National Indemnity Company's involvement in this arrangement shall be mutually pre-approved by the parties.

If your understanding of our agreement is completely consistent with the foregoing, please confirm our agreement by counter-signing this letter and returning it to me.

Very truly yours,


/s/ Brian G. Snover
--------------------------------
Brian G. Snover
Vice President


ACCEPTED AND AGREED:

TRENWICK MANAGING AGENTS LIMITED


By: /s/  Michael C. Watson
   -----------------------------
Name:  Michael C. Watson
Title: Chairman and CEO


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